EXHIIT 4.1

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

(Pursuant to Section 78.1955 of the

Nevada Revised Statues Law)

Hardwired Interactive, Inc., a Nevada corporation (the “Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Company's previously authorized 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series consists of one million (1,000,000) shares of Preferred Stock and is the Series A Preferred Stock (the "Series A Preferred Stock").

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A. “Common Stock” means the common stock of the Corporation, par value $0.001 per share, together with any securities into which the common stock may be reclassified.

B. “Corporation” means the collective reference to (i) Hardwired Interactive, Inc., a Nevada corporation, and (ii) its successor in interest.

C. “Holder” shall mean Peter Vasko or his designee or assigns.

D. “Securities Exchange” means any one of the New York Stock Exchange, NYSE Amex, the NASDAQ Capital Market, the OTC Bulletin Board, the OTC Markets or any other securities exchange or recognized quotation service in the United States where the Corporation’s Common Stock may trade.

E. “Series A Preferred Stock” shall mean the one million (1,000,000) shares of Series A Preferred Stock authorized for issuance pursuant to this Certificate of Designation and issued to Peter Vasko.

F. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the Securities Exchange or other securities market on which the Common Stock is then being traded.

III. DIVIDENDS

The Holder of Series A Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to any dividends paid on Common Stock.

IV. CONVERSION

The Holder of the Series A Preferred Stock shall have the right, from time to time, commencing on January 1, 2013 and continuing until December 31, 2017, to convert two hundred thousand (200,000) shares of Series A Preferred Stock per calendar year into fully paid and non-assessable shares of Common Stock at the conversion ratio of Three Million (3,000,000) shares of Common Stock for each Two Hundred Thousand (200,000) shares of Series A Preferred Stock.

V. LIQUIDATION PREFERENCE

The Series A Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

VI. VOTING RIGHTS

The Holder of shares of Series A Preferred Stock shall vote together with the holders of the Common Stock and shall have forty two (42) votes for every share of Series A Preferred Stock held by the Holder at the time the Holder may make such vote. The Holder of shares of Series A Preferred Stock shall be entitled to a vote on all matters submitted to the shareholders. For example, if a matter is presented to the shareholders for a vote and there are one hundred (100) shares of Series A Preferred outstanding and entitled to vote on the matter, then the Holder of the Series A Preferred Stock would be granted four thousand (4,000) votes.

VII. MISCELLANEOUS

A. Lost or Stolen Certificates Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

B. Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holder thereof) upon the written consent of the Holder.

C. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are: P.O. Box 2843, Liverpool, New York, 13089, Attention: Joseph C. Passalaqua.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

 [SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION

OF SERIES A PREFERRED STOCK]

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 3rd day of November 2011.

HARDWIRED INTERACTIVE, INC.

By: ______________________________
Name: Joseph C. Passalaqua Title: President